FOR IMMEDIATE RELEASE	Company Contact
Investors: Jim Zeumer
(404) 978-6434
Email: jim.zeumer@pultegroup.com

PULTEGROUP REPORTS SECOND QUARTER 2024 FINANCIAL RESULTS

•Earnings Increased 19% to $3.83 Per Share
•Home Sale Revenues Increased 10% to $4.4 Billion
•Closings Increased 8% to 8,097 Homes; Average Sales Price Increased 2% to $549,000
•Home Sale Gross Margin Increased 30 Basis Points to 29.9%
•Net New Orders Totaled 7,649 Homes with a Value of $4.4 Billion
•Unit Backlog of 12,982 Homes with a Value of $8.1 Billion
•Repurchased $314 Million of Common Shares and $300 Million of Senior Notes in the Quarter

ATLANTA - July 23, 2024 – PulteGroup, Inc. (NYSE: PHM) announced today financial results for its second quarter ended June 30, 2024. For the quarter, the Company reported net income of $809 million, or $3.83 per share. Reported net income for the quarter includes a $52 million pre-tax, or $0.19 per share, insurance benefit recorded in the period, and a $13 million, or $0.06 per share, benefit related to the favorable resolution of certain state tax matters. Prior year reported net income of $720 million, or $3.21 per share, included a $65 million pre-tax, or $0.21 per share, insurance benefit recorded in the period.

“PulteGroup’s balanced operating model continues to deliver outstanding financial results as increases in closings, average sales price and gross margin were key drivers of the 19% increase in our earnings to $3.83 per share,” said Ryan Marshall, President and Chief Executive Officer of PulteGroup. “The resulting strong cash flows are providing us with tremendous flexibility as we continued to intelligently allocate capital in the quarter to invest in our business growth, while returning funds to shareholders and further strengthening our overall capital structure.

“While interest rate movements can impact short-term homebuying demand, long-term market dynamics continue to benefit from a structural shortage of homes caused by years of underbuilding,” added Mr. Marshall. “As demonstrated by our 27.1% return on equity* for the past 12 months, we continue to successfully navigate these conditions by actively managing sales price, pace and starts on a community-by-community basis with the goal of realizing high returns on invested capital and equity over time.”

Home sale revenues for the second quarter increased 10% over the prior year to $4.4 billion. Higher revenues in the quarter were driven by an 8% increase in closings to 8,097 homes, combined with a 2% increase in average sales price to $549,000.

The Company reported second quarter homebuilding gross margins of 29.9%, which is an increase of 30 basis points over both last year and the first quarter of 2024. The Company’s reported second quarter SG&A expense of $361 million, or 8.1% of home sale revenues, includes the $52 million pre-tax insurance benefit recorded in the quarter. Prior year reported SG&A expense of $315 million, or 7.8% of home sale revenues, includes a $65 million pre-tax insurance benefit recorded in the second quarter of 2023.

In the second quarter, the Company reported net new orders of 7,649, compared with 7,947 homes in the comparable prior year period. The dollar value of net new orders in the second quarter increased 2% over the prior year to $4.4 billion. The Company operated out of an average of 934 communities in the period, which is an increase of 3% over the second quarter of 2023.

At the end of the second quarter, the Company’s backlog was 12,982 homes with a value of $8.1 billion.

The Company's financial services operations reported second quarter pre-tax income of $63 million, compared with prior year pre-tax income of $46 million. The 36% increase in pre-tax income was driven by gains across all business lines within financial services: mortgage, title and insurance. Mortgage capture rate for the second quarter was 86%, up from 80% last year.

The Company’s reported income tax expense for the second quarter was $239 million, representing an effective tax rate of 22.8%. The Company’s effective tax rate is inclusive of the $13 million benefit related to the favorable resolution of certain state tax matters realized in the quarter.

In the second quarter, the Company repurchased 2.8 million of its outstanding common shares for $314 million, or an average price of $113.79 per share. The Company also completed a tender offer in the period for $300 million of its outstanding senior notes, lowering its quarter-end outstanding notes payable to $1.7 billion. Inclusive of these transactions, the Company ended the second quarter with $1.4 billion of cash and a debt-to-capital ratio of 12.8%.

A conference call discussing PulteGroup's second quarter 2024 results is scheduled for Tuesday, July 23, 2024, at 8:30 a.m. Eastern Time. Interested investors can access the live webcast via PulteGroup's corporate website at www.pultegroup.com.

* The Company's return on equity is calculated as net income for the trailing twelve months divided by average shareholders' equity, where average shareholders' equity is the sum of ending shareholders' equity balances of the trailing five quarters divided by five.

Forward-Looking Statements

This release includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements.
You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “project,” “may,” “can,” “could,” “might,” “should,” “will” and similar expressions identify forward-looking statements, including statements related to any potential impairment charges and the impacts or effects thereof, expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: interest rate changes and the availability of mortgage financing; the impact of any changes to our strategy in responding to the cyclical nature of the industry or deteriorations in industry changes or downward changes in general economic or other business conditions, including any changes regarding our land positions and the levels of our land spend; economic changes nationally or in our local markets, including inflation, deflation, changes in consumer confidence and preferences and the state of the market for homes in general; labor supply shortages and the cost of labor; the availability and cost of land and other raw materials used by us in our homebuilding operations; a decline in the value of the land and home inventories we maintain and resulting possible future writedowns of the carrying value of our real estate assets; competition within the industries in which we operate; governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities, slow growth initiatives and/or local building moratoria; the availability and cost of insurance covering risks associated with our businesses, including warranty and other legal or regulatory proceedings or claims; damage from improper acts of persons over whom we do not have control or attempts to impose liabilities or obligations of third parties on us; weather related slowdowns; the impact of climate change and related governmental regulation; adverse capital and credit market conditions, which may affect our access to and cost of capital; the insufficiency of our income tax provisions and tax reserves, including as a result of changing laws or interpretations; the potential that we do not realize our deferred tax assets; our inability to sell mortgages into the secondary market; uncertainty in the mortgage lending industry, including revisions to underwriting standards and repurchase requirements associated with the sale of mortgage loans, and related claims against us; risks related to information technology failures, data security issues, and the effect of cybersecurity incidents and threats; the impact of negative publicity on sales; failure to retain key personnel; the impairment of our intangible assets; the disruptions associated with the COVID-19 pandemic (or another epidemic or pandemic or similar public threat or fear of such an event), and the measures taken to address it; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. See Item 1A – Risk Factors in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for a further discussion of these and other risks and uncertainties applicable to our businesses. We undertake no duty to update any forward-looking statement, whether as a result of new information, future events or changes in our expectations.

About PulteGroup

PulteGroup, Inc. (NYSE: PHM), based in Atlanta, Georgia, is one of America’s largest homebuilding companies with operations in more than 45 markets throughout the country. Through its brand portfolio that includes Centex, Pulte Homes, Del Webb, DiVosta Homes, American West and John Wieland Homes and Neighborhoods, the company is one of the industry’s most versatile homebuilders able to meet the needs of multiple buyer groups and respond to changing consumer demand. PulteGroup’s purpose is building incredible places where people can live their dreams.

For more information about PulteGroup, Inc. and PulteGroup brands, go to pultegroup.com; pulte.com; centex.com; delwebb.com; divosta.com; jwhomes.com; and americanwesthomes.com. Follow PulteGroup, Inc. on X: @PulteGroupNews.

# # #

PulteGroup, Inc.
Consolidated Statements of Operations
($000's omitted, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Revenues:
Homebuilding
Home sale revenues	$4,448,168	$4,058,930	$8,267,754	$7,546,567
Land sale and other revenues	39,825	37,604	77,042	67,671
	4,487,993	4,096,534	8,344,796	7,614,238
Financial Services	111,662	92,219	204,019	150,156
Total revenues	4,599,655	4,188,753	8,548,815	7,764,394

Homebuilding Cost of Revenues:
Home sale cost of revenues	(3,117,482)	(2,856,361)	(5,806,569)	(5,328,690)
Land sale and other cost of revenues	(38,873)	(32,494)	(75,917)	(57,461)
	(3,156,355)	(2,888,855)	(5,882,486)	(5,386,151)

Financial Services expenses	(49,334)	(46,778)	(100,712)	(90,813)
Selling, general, and administrative expenses	(361,145)	(314,637)	(718,739)	(651,156)
Equity income from unconsolidated entities, net	2,167	944	40,069	3,456
Other income, net	13,324	13,586	30,008	15,405
Income before income taxes	1,048,312	953,013	1,916,955	1,655,135
Income tax expense	(239,179)	(232,668)	(444,846)	(402,531)
Net income	$809,133	$720,345	$1,472,109	$1,252,604

Per share:
Basic earnings	$3.86	$3.23	$6.99	$5.58
Diluted earnings	$3.83	$3.21	$6.93	$5.55
Cash dividends declared	$0.20	$0.16	$0.40	$0.32

Number of shares used in calculation:
Basic	209,547	222,160	210,692	223,635
Effect of dilutive securities	1,654	1,232	1,682	1,031
Diluted	211,201	223,392	212,374	224,666

PulteGroup, Inc.
Condensed Consolidated Balance Sheets
($000's omitted)
(Unaudited)

	June 30, 2024	December 31, 2023

ASSETS

Cash and equivalents	$1,392,902	$1,806,583
Restricted cash	53,064	42,594
Total cash, cash equivalents, and restricted cash	1,445,966	1,849,177
House and land inventory	12,302,301	11,795,370
Land held for sale	21,559	23,831
Residential mortgage loans available-for-sale	569,387	516,064
Investments in unconsolidated entities	210,246	166,913
Other assets	1,820,092	1,545,667
Goodwill	68,930	68,930
Other intangible assets	51,300	56,338
Deferred tax assets	54,288	64,760
	$16,544,069	$16,087,050

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Accounts payable	$651,580	$619,012
Customer deposits	654,427	675,091
Deferred tax liabilities	381,021	302,155
Accrued and other liabilities	1,459,998	1,645,690
Financial Services debt	524,042	499,627
Notes payable	1,650,178	1,962,218
	5,321,246	5,703,793
Shareholders' equity	11,222,823	10,383,257
	$16,544,069	$16,087,050

PulteGroup, Inc.
Consolidated Statements of Cash Flows
($000's omitted)
(Unaudited)

	Six Months Ended
	June 30,
	2024	2023
Cash flows from operating activities:
Net income	$1,472,109	$1,252,604
Adjustments to reconcile net income to net cash from operating activities:
Deferred income tax expense	89,321	93,389
Land-related charges	7,798	10,110
Depreciation and amortization	42,891	39,204
Equity income from unconsolidated entities	(40,069)	(3,456)
Distributions of income from unconsolidated entities	2,358	4,564
Share-based compensation expense	29,084	27,960
Other, net	120	(161)
Increase (decrease) in cash due to:
Inventories	(473,665)	52,001
Residential mortgage loans available-for-sale	(55,346)	244,516
Other assets	(294,335)	(6,602)
Accounts payable, accrued and other liabilities	(123,002)	(263,546)
Net cash provided by operating activities	657,264	1,450,583
Cash flows from investing activities:
Capital expenditures	(55,317)	(45,076)
Investments in unconsolidated entities	(9,096)	(7,858)
Distributions of capital from unconsolidated entities	3,474	2,216
Other investing activities, net	(5,262)	(3,278)
Net cash used in investing activities	(66,201)	(53,996)
Cash flows from financing activities:
Repayments of notes payable	(318,288)	(17,305)
Financial Services borrowings (repayments), net	24,416	(271,128)
Proceeds from liabilities related to consolidated inventory not owned	32,721	91,354
Payments related to consolidated inventory not owned	(70,608)	(33,577)
Share repurchases	(559,999)	(400,000)
Cash paid for shares withheld for taxes	(17,623)	(10,389)
Dividends paid	(84,893)	(72,315)
Net cash used in financing activities	(994,274)	(713,360)
Net increase (decrease) in cash, cash equivalents, and restricted cash	(403,211)	683,227
Cash, cash equivalents, and restricted cash at beginning of period	1,849,177	1,094,553
Cash, cash equivalents, and restricted cash at end of period	$1,445,966	$1,777,780

Supplemental Cash Flow Information:
Interest paid (capitalized), net	$13,215	$2,757
Income taxes paid (refunded), net	$365,061	$380,527

PulteGroup, Inc.
Segment Data
($000's omitted)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
HOMEBUILDING:
Home sale revenues	$4,448,168	$4,058,930	$8,267,754	$7,546,567
Land sale and other revenues	39,825	37,604	77,042	67,671
Total Homebuilding revenues	4,487,993	4,096,534	8,344,796	7,614,238

Home sale cost of revenues	(3,117,482)	(2,856,361)	(5,806,569)	(5,328,690)
Land sale and other cost of revenues	(38,873)	(32,494)	(75,917)	(57,461)
Selling, general, and administrative expenses	(361,145)	(314,637)	(718,739)	(651,156)
Equity income (loss) from unconsolidated entities, net	1,117	(110)	39,019	2,402
Other income, net	13,324	13,586	30,008	15,405
Income before income taxes	$984,934	$906,518	$1,812,598	$1,594,738

FINANCIAL SERVICES:
Income before income taxes	$63,378	$46,495	$104,357	$60,397

CONSOLIDATED:
Income before income taxes	$1,048,312	$953,013	$1,916,955	$1,655,135

PulteGroup, Inc.
Segment Data, continued
($000's omitted)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023

Home sale revenues	$4,448,168	$4,058,930	$8,267,754	$7,546,567

Closings - units
Northeast	378	315	663	652
Southeast	1,499	1,405	2,944	2,573
Florida	2,150	2,067	4,067	3,819
Midwest	1,196	918	2,186	1,675
Texas	1,472	1,511	2,800	2,819
West	1,402	1,302	2,532	2,374
	8,097	7,518	15,192	13,912
Average selling price	$549	$540	$544	$542

Net new orders - units
Northeast	400	400	841	785
Southeast	1,396	1,556	2,790	2,903
Florida	1,746	1,910	3,718	3,788
Midwest	1,265	1,253	2,539	2,336
Texas	1,275	1,388	2,729	2,812
West	1,567	1,440	3,411	2,677
	7,649	7,947	16,028	15,301
Net new orders - dollars	$4,358,508	$4,271,008	$9,057,167	$8,061,001

Unit backlog
Northeast			745	607
Southeast			2,092	2,236
Florida			3,443	4,610
Midwest			2,045	2,011
Texas			1,566	1,782
West			3,091	2,312
			12,982	13,558
Dollars in backlog			$8,109,128	$8,188,502

PulteGroup, Inc.
Segment Data, continued
($000's omitted)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
MORTGAGE ORIGINATIONS:
Origination volume	5,105	4,539	9,437	8,408
Origination principal	$2,140,103	$1,790,977	$3,895,150	$3,307,427
Capture rate	86.5%	79.7%	85.4%	79.1%

Supplemental Data
($000's omitted)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023

Interest in inventory, beginning of period	$148,101	$141,271	$139,078	$137,262
Interest capitalized	29,284	31,927	59,903	63,729
Interest expensed	(28,023)	(31,204)	(49,619)	(58,997)
Interest in inventory, end of period	$149,362	$141,994	$149,362	$141,994

PulteGroup, Inc.
Reconciliation of Non-GAAP Financial Measures

This report contains information about our debt-to-capital ratios. These measures could be considered non-GAAP financial measures under the SEC's rules and should be considered in addition to, rather than as a substitute for, comparable GAAP financial measures. We calculate total net debt by subtracting total cash, cash equivalents, and restricted cash from notes payable to present the amount of assets needed to satisfy the debt. We use the debt-to-capital and net debt-to-capital ratios as indicators of our overall leverage and believe they are useful financial measures in understanding the leverage employed in our operations. We believe that these measures provide investors relevant and useful information for evaluating the comparability of financial information presented and comparing our profitability and liquidity to other companies in the homebuilding industry. Although other companies in the homebuilding industry report similar information, the methods used may differ. We urge investors to understand the methods used by other companies in the homebuilding industry to calculate these measures and any adjustments thereto before comparing our measures to those of such other companies.

The following table sets forth a reconciliation of the debt-to-capital ratios ($000's omitted):

Debt-to-Capital Ratios

	June 30, 2024	December 31, 2023
Notes payable	$1,650,178	$1,962,218
Shareholders' equity	11,222,823	10,383,257
Total capital	$12,873,001	$12,345,475
Debt-to-capital ratio	12.8%	15.9%

Notes payable	$1,650,178	$1,962,218
Less: Total cash, cash equivalents, and restricted cash	(1,445,966)	(1,849,177)
Total net debt	$204,212	$113,041
Shareholders' equity	11,222,823	10,383,257
Total net capital	$11,427,035	$10,496,298
Net debt-to-capital ratio	1.8%	1.1%